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                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

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[_]  Soliciting Material Pursuant to Rule 14a-12

                         Willamette Industries, Inc.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

NEWS                                                               News Release
                                             [Willamette Industries, Inc. Logo]

FOR IMMEDIATE RELEASE
May 22, 2001



CONTACT:    Greg Hawley            Cathy Dunn             Paul Verbinnen/David Reno/
            EVP & CFO              VP Communications      Jim Barron
            Willamette Industries  Willamette Industries  Citigate Sard Verbinnen
            503-273-5640           503-273-5642           212-687-8080

                      WILLAMETTE SAYS ISS RECOMMENDATION
                      IS SERIOUSLY FLAWED AND SUPERFICIAL
                   _________________________________________

PORTLAND, ORE. - May 22, 2001 - Willamette Industries (NYSE:WLL) today issued the following statement regarding Institutional Shareholder Services' ("ISS") recommendation on the election of directors at Willamette's June 7, 2001 annual meeting.

Duane McDougall, President and Chief Executive Officer of Willamette Industries, said, "We strongly disagree with ISS's recommendation, which we believe is seriously flawed and superficial. We believe that thoughtful investors interested in value will not blindly follow the ISS recommendation. We are confident that investors will choose our directors who have consistently delivered value for decades."

Willamette said that, among others, ISS disregards the following facts:

 .     Based on recent industry stock price appreciation, if Weyerhaeuser made its offer today, we believe there would be little or no premium.

 .     With less than 45% of shareholders tendering into the current offer, we believe there is no mandate to sell Willamette to Weyerhaeuser at anywhere near $50 per share.

 .     We believe Weyerhaeuser's offer would result in accretion of at least 30%
      or more on a cash basis to Weyerhaeuser's 2002 cash EPS, value that in our view rightfully belongs to Willamette's shareholders.

 .     While Weyerhaeuser says we won't sit down to discuss a higher offer, the fact is that we have met with them four times in the last two years and they have telephoned us twice in the last few weeks. In these telephone conversations, Weyerhaeuser provided no additional information other than to simply reiterate what we have deemed to be an inadequate offer.

Willamette further noted that ISS didn't even get the number of Willamette's directors right.

Continued McDougall, "While our Board has always said it would listen to serious offers, Weyerhaeuser's offers have hardly been the basis for serious discussion or negotiation. Indeed - in meetings and calls -- Weyerhaeuser has never indicated to us any willingness to pay what we regard as a fair price for Willamette."


"We fail to see how Willamette shareholders' interests will be served by electing Weyerhaeuser's paid nominees, who have indicated their intention, subject to their fiduciary duties, to support the sale of Willamette to Weyerhaeuser at a price that we believe benefits Weyerhaeuser's shareholders, not Willamette's. Indeed, their proxy materials suggest they would have supported a sale at $48 per share.

"Our directors have delivered superior value under most key financial metrics, such as operating margins and returns, relative to our industry over the last decade, and we believe Willamette is well positioned to continue this outperformance. They have also overseen investments that we believe will increase our cash flow by approximately 30-40% over the next three years, a factor not included in Weyerhaeuser's original $48 offer and a factor that we believe could not possibly be fully accounted for in their $50 offer. We remain as committed as ever to opposing Weyerhaeuser's proposed hostile takeover for as long as we determine that it is not in the best interests of our shareholders, even if that requires a multi-year fight."

Willamette urges its shareholders to vote for its nominees in the upcoming proxy contest by returning the GREEN proxy card to Willamette or its proxy solicitor, MacKenzie Partners, Inc. If shareholders have any additional questions with respect to voting, they should call Willamette's proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

Willamette Industries is an integrated forest products company with 105 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland in the U.S. and manages it sustainably to produce building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.

                                    #  #  #


Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward looking statement made by Willamette with respect to the Weyerhaeuser tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulations. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.